EXHIBIT 99.1
FirstCash Reports Second Quarter Results;
Announces Second Quarter Acquisitions and Openings Totaling 73 Stores;
Declares Quarterly Dividend of $0.25 per Share;
Tightens Guidance Towards Upper End of Range
____________________________________________________________

Fort Worth, Texas (July 24, 2019) -- FirstCash, Inc. (the “Company”) (Nasdaq: FCFS), the leading international operator of over 2,600 retail pawn stores in the U.S. and Latin America, today announced operating results, including record revenues and earnings per share and significant store additions, for the three and six month periods ended June 30, 2019. Additionally, the Board of Directors declared a $0.25 per share quarterly cash dividend.

Mr. Rick Wessel, chief executive officer, stated, “Our second quarter results saw strong revenue, earnings and margin growth from core pawn operations, highlighted by 13% growth in diluted earnings per share and 17% growth on an adjusted, non-GAAP basis. In addition, we added 73 locations in four countries from acquisitions and new store openings during the quarter, bringing year-to-date store additions to 237 units. With these results, we begin the second half of 2019 with good momentum in our core pawn operations, and despite the earnings headwind from our decision to exit our non-core consumer lending business in Ohio this quarter, we have increased the lower end of the previous earnings guidance range by $0.05 per share.”

This release contains adjusted earnings measures, which exclude merger and other acquisition expenses, certain non-cash foreign currency exchange gains and losses and non-recurring consumer lending wind-down costs, which are non-GAAP financial measures. Please refer to the descriptions and reconciliations to GAAP of these and other non-GAAP financial measures at the end of this release.

	Three Months Ended June 30,
	As Reported (GAAP)		Adjusted (Non-GAAP)
In thousands, except per share amounts	2019	2018	2019	2018
Revenue	$446,014	$419,972	$446,014	$419,972
Net income	$33,048	$30,171	$35,297	$31,683
Diluted earnings per share	$0.76	$0.67	$0.82	$0.70
EBITDA (non-GAAP measure)	$64,189	$59,012	$67,094	$61,125
Weighted-average diluted shares	43,256	45,043	43,256	45,043

	Six Months Ended June 30,
	As Reported (GAAP)		Adjusted (Non-GAAP)
In thousands, except per share amounts	2019	2018	2019	2018
Revenue	$913,618	$869,772	$913,618	$869,772
Net income	$75,703	$71,806	$77,818	$73,502
Diluted earnings per share	$1.74	$1.57	$1.79	$1.61
EBITDA (non-GAAP measure)	$141,072	$131,291	$143,786	$133,643
Weighted-average diluted shares	43,456	45,757	43,456	45,757

Earnings Highlights

•
Diluted earnings per share increased 13% on a GAAP basis and 17% on a non-GAAP adjusted basis in the second quarter of 2019 compared to the prior-year quarter. For the six month year-to-date period, diluted earnings per share increased 11% on a GAAP and adjusted non-GAAP basis, respectively.

◦
Further contraction in non-core consumer lending operations and wind-down costs in Ohio negatively impacted earnings per share by approximately $0.10 on a GAAP basis for the second quarter and $0.05 on an adjusted non-GAAP basis, compared to the same prior-year period.

•
Net income, on a GAAP basis, increased 10% for the second quarter of 2019 compared to the second quarter of 2018. On a non-GAAP adjusted basis, net income increased 11% for the second quarter compared to the prior-year period.

•
Segment earnings in Latin America increased 23% on a U.S. dollar basis and 21% on a constant currency basis for the second quarter compared to the prior-year quarter. While U.S. segment earnings on a GAAP basis declined 4% for the second quarter, excluding the contribution from non-core consumer lending operations and wind-down costs in Ohio, U.S. segment earnings on a non-GAAP basis increased 5% for the quarter compared to the prior-year quarter.

•	EBITDA and adjusted EBITDA increased 9% and 10%, respectively, in the second quarter of 2019 compared to the prior-year quarter.

•	For the trailing twelve months ended June 30, 2019, consolidated revenues totaled $1.8 billion, net income was $157 million and adjusted EBITDA totaled $294 million.

•
Cash flow from operating activities for the trailing twelve months ended June 30, 2019 totaled $229 million, while adjusted free cash flow, a non-GAAP financial measure, was $189 million for the twelve months ended June 30, 2019.

Acquisitions and Store Opening Highlights

•
The Company acquired a total of 50 full-service pawn stores in the second quarter of 2019 as it completed nine separate transactions for a total purchase price of $13 million. The acquisitions included 40 franchised Prendamex locations, primarily in central Mexico, and 10 large format locations in Texas. Year-to-date, a total of 178 stores have been acquired, including 158 stores in Latin America and 20 stores in the U.S.

•
A total of 23 de novo locations were opened during the second quarter in Latin America, including 18 stores in Mexico, three stores in Colombia and two stores in Guatemala. Year-to-date, a total of 59 new stores have been opened, which compares to 27 new stores opened at the same point a year ago.

•
Over the trailing twelve-month period ended June 30, 2019, the Company has added a total of 449 locations and has increased the number of pawn stores by 17%. Over 93% of the stores added in the last twelve months are located in Latin America where the number of pawn stores has increased by 35% over the same twelve-month period.

•
As of June 30, 2019, the Company operated 2,646 stores, with 1,592 stores in Latin America, representing 60% of the total store base, and 1,054 stores in the U.S. The Latin American locations include 1,519 stores in Mexico, 52 stores in Guatemala, 13 stores in El Salvador and eight stores in Colombia, while the U.S. stores are located in 24 states and the District of Columbia.

Note: Certain growth rates in “Latin America Operations” below are calculated on a constant currency basis, a non-GAAP financial measure defined at the end of this release and reconciled to the most comparable GAAP measures in the financial statements in this release. The average Mexican peso to U.S. dollar exchange rate for the three-month period ended June 30, 2019 was 19.1 pesos / dollar, a favorable change of 2% versus the comparable prior-year period, and for the six-month period ended June 30, 2019 was 19.2 pesos / dollar, an unfavorable change of 1% versus the prior-year period.

Latin America Operations

•
LatAm segment pre-tax operating income for the quarter increased 23%, or 21% on a constant currency basis, compared to the second quarter of 2018. The year-to-date segment contribution increased 21% on both a U.S. dollar and constant currency basis.

•
Driven by store additions and increasing same-store revenues, total Latin America revenues for the second quarter of 2019 were a record $166 million, an increase of 27% on a U.S. dollar basis and 26% on a constant currency basis, as compared to the second quarter of 2018.

•
The strong revenue growth included a 33% increase in pawn fees and a 23% increase in retail sales compared to the prior-year quarter. On a constant currency basis, pawn fees and retail merchandise sales increased 32% and 22%, respectively, as compared to the prior-year quarter.

•
Same-store core pawn revenues increased 7% on a U.S. dollar translated basis, consisting of an 8% increase in same-store pawn fees and 6% increase in same-store retail sales compared to the prior-year quarter. On a constant currency basis, same-store core pawn revenues increased 5%, composed of a 7% increase in same-store pawn fees and a 5% increase in same-store retail sales compared to the prior-year quarter.

•
Pawn loans outstanding increased 40% on a U.S. dollar translated basis and 35% on a constant currency basis versus the prior year and totaled a record $113 million at June 30, 2019. Same-store pawn loans at quarter end increased 14% on a U.S. dollar translated basis, while they increased 10% on a constant currency basis, compared to the same prior-year quarter. As a comparison, same-store pawn loans a year ago were up only 2% on a constant currency basis.

•	Segment retail margins were 35% in the second quarter, which was consistent with the prior-year quarter. Year-to-date retail margins were 36% compared to 35% in the comparative prior-year period.

•
Inventories at June 30, 2019 were $94 million compared to $65 million a year ago. The increase was driven by the net addition of 410 pawn stores over the past twelve months and continued maturation of existing stores. As of June 30, 2019, inventories aged greater than one year remained consistent and low at 1%.

•	Inventory turns in Latin America for the trailing twelve months ended June 30, 2019 remained strong at 3.8 times.

•
Total store operating expenses increased 32% for the quarter, or 31% on a constant currency basis, driven primarily by the net addition of 410 pawn stores over the past twelve months. Same-store operating expenses increased 7% in the second quarter of 2019, or 6% on a constant currency basis, and were impacted by slightly higher operating costs in some regions related to acquisition integration and minor inflationary pressures in Latin America. The Company believes that there are unrealized operating expense synergy opportunities related to the extensive acquisition activity over the past 18 months.

U.S. Operations

•
U.S. segment pre-tax operating income for the quarter decreased 4% compared to the second quarter of 2018 and was impacted by the accelerated contraction in non-core consumer lending operations in 2019 (see the “Consumer Lending Contraction and Ohio Wind-Down Costs” section below). Excluding the contribution from non-core consumer lending and Ohio wind-down costs, the adjusted segment pre-tax operating income (a non-GAAP measure) for the quarter increased 5% compared to the prior-year quarter, primarily due to improved retail margins, pawn loan yields and operating expense reductions. Year-to-date, the segment contribution increased 1% and, on an adjusted non-GAAP basis, increased 7%.

•
Total revenues for the second quarter were $280 million, a decrease of 3% compared to the second quarter of 2018, and included the expected impact of a 60% decline, or $8 million, in non-core consumer loan and credit services fees and a 29% decline, or $6 million, in non-core scrap jewelry sales. Core revenues from pawn fees and retail sales increased by 2%.

•
Net revenue (or gross profit) for the second quarter of 2019 decreased 2%, reflecting the declines in non-core revenues. More importantly, net revenue from core pawn operations increased 4% compared to the prior-year quarter as a result of the continued improvements in retail sales margins and pawn yields as highlighted below.

•
Retail sales margin increased to 38% for the quarter compared to 37% in the prior-year quarter. Despite continued growth of online retailing in general, the Company’s retail sales, which are all store-generated, increased 1% compared to the second quarter of 2018 and same-store retail sales were equal to the prior-year quarter.

•	Pawn fees increased 3% and same-store pawn fee revenues increased 2% in the second quarter compared to the prior-year quarter as pawn yields improved by 4% quarter-over-quarter.

•
Pawn loans outstanding at June 30, 2019 totaled $262 million, a decrease of 2% in total and 3% on a same-store basis. While same-store pawn balances slightly improved sequentially, the overall decrease was due primarily to the continued focus on increasing the volume of direct purchases of goods from customers in the legacy Cash America stores not interested in a pawn loan, which resulted in a 23% increase in the percentage of such direct purchase transactions for the quarter as compared to the prior-year quarter. Additionally, purchased inventory typically turns faster and has higher margins than forfeited items.

•
Inventories at June 30, 2019 declined $12 million, or 6%, to $173 million compared to $185 million a year ago, primarily from strategic reductions in overall inventory levels. As of June 30, 2019, U.S. inventories aged greater than one year were 4%.

•
Inventory turns in the U.S. increased for the seventh sequential quarter and were 2.8 times for the trailing twelve month period ended June 30, 2019 compared to 2.6 times for the twelve month period ended June 30, 2018. Inventory turns in the U.S. are slower than in Latin America due to the larger jewelry component in the U.S. compared to a greater general merchandise inventory component in Latin America.

•
Total store operating expenses for the quarter decreased 1% in total and on a same-store basis compared to the prior-year quarter, primarily due to continued efforts to realize cost savings from real estate, technology and labor expenses.

Consumer Lending Contraction and Ohio Wind-Down Costs

•
As previously disclosed, the Company stopped offering unsecured consumer lending products in all of its Ohio locations, effective April 26, 2019, in response to certain regulatory developments in Ohio impacting such products. As a result, 52 of the Ohio Cashland locations, whose revenue was derived primarily from unsecured consumer lending products, were closed during the second quarter. The remaining 67 locations in Ohio are expected to have sufficient pawn revenues to continue operating as full-service pawnshops.

•
As a result of the wind-down of the Company’s Ohio consumer lending business, the Company incurred non-recurring exit costs of approximately $2 million, net of tax, for the quarter ended June 30, 2019, which have been excluded from adjusted net income and adjusted earnings per share. These charges include increased loan loss provisions, employee severance costs, lease termination costs and other exit costs.

•
In addition to the discontinuance of consumer lending activities in Ohio, the Company closed two other stand-alone consumer loan stores and ceased offering unsecured consumer loans and/or credit services products in 78 of its pawnshops located in Texas, Louisiana and Kentucky during the first half of 2019. The Company currently offers unsecured consumer loans and/or credit services in only 81 remaining locations, of which 75 are full-service pawnshops that offer consumer loans/credit services as minor ancillary products. The Company expects to further reduce locations offering such products in the future.

•
Driven by the Ohio store closings and the Company’s continued de-emphasis on consumer lending operations, U.S. consumer lending revenues declined $8 million in the second quarter, or 60%, and $13 million for the year-to-date period, or 44%, compared to the respective prior year periods. The Company expects revenues from unsecured consumer lending products in the second half of 2019 to be approximately $4 million, which accounts for less than 0.5% of total second half revenues.

Cash Dividend and Stock Repurchases

•
The Board of Directors declared a $0.25 per share third quarter cash dividend on common shares outstanding, which will be paid on August 30, 2019 to stockholders of record as of August 15, 2019. Any future dividends are subject to approval by the Company’s Board of Directors.

•
During the second quarter, the Company repurchased 328,000 shares at an aggregate cost of $30 million and an average per share cost of $92.24. Year-to-date, the Company has repurchased 671,000 shares for an aggregate price of $59 million at an average price of $88.62 per share, leaving $83 million available for future repurchases under the current share repurchase programs. Future share repurchases are subject to expected liquidity, debt covenant restrictions and other relevant factors.

•
Since the merger with Cash America in September 2016 and through the second quarter of 2019, the Company has repurchased a total of 5,630,000 shares, or 28% of the shares issued as a result of the merger, at an average repurchase price of $75.84 per share, resulting in a 12% reduction in the total number of shares outstanding immediately following the merger.

Liquidity and Return Metrics

•
The Company generated $229 million of cash flow from operations and $189 million in adjusted free cash flow during the twelve months ended June 30, 2019 compared to $238 million of cash flow from operations and $254 million of adjusted free cash flow during the same prior-year period. Current period free cash flow includes the impact of accelerated loan growth in Latin America and store expansion activities, while the prior-year comparative amount included a $21 million cash inflow from a non-recurring tax refund related to the merger and larger than normal cash inflows related to the liquidation of excess inventories in the legacy Cash America stores.

•
The Company continues to maintain excellent liquidity ratios while funding share repurchases totaling $117 million, dividends of $42 million and acquisitions of $118 million during the trailing twelve months ended June 30, 2019. The net debt ratio, which is calculated using a non-GAAP financial measure, for the trailing twelve months ended June 30, 2019 was 1.9 to 1.

•
Return on assets for the trailing twelve months ended June 30, 2019 was 7% while return on tangible assets was 15% for the same period, which compared to 8% and 15% returns, respectively, for the comparable prior-year period. The return on assets for the trailing twelve months ended June 30, 2019 was negatively impacted by the first-time inclusion of the operating lease right of use asset, arising from the implementation of the Financial Accounting Standards Board’s new lease accounting standard, which was not included on the balance sheet prior to January 1, 2019. Return on tangible assets is a non-GAAP financial measure and is calculated by excluding goodwill, intangible assets, net and the operating lease right of use asset from the respective return calculations.

•
Return on equity was 12% for the trailing twelve months ended June 30, 2019, while return on tangible equity was 49%. This compares to returns of 12% and 34%, respectively, for the comparable prior-year period. Return on tangible equity is a non-GAAP financial measure and is calculated by excluding goodwill and intangible assets, net from the respective return calculations.

2019 Outlook

•
As expected, first half results saw strong growth in the Company’s core pawn business, partially offset by further contraction in the non-core consumer lending business. While consumer lending, and Ohio in particular, will further drag on earnings in the second half of 2019, the Company is raising the lower end of its full-year 2019 guidance for adjusted diluted earnings per share by $0.05, based on year-to-date strength in core pawn earnings.

•
Adjusted diluted earnings per share are now expected to be in the range of $3.85 to $4.00. The tightened full-year 2019 guidance range represents an increase of 9% to 13% over the prior-year adjusted earnings per share of $3.53. As described below, the guidance for 2019 includes the impact of an expected net reduction in U.S. segment earnings from unsecured consumer lending operations and wind-down costs in Ohio of approximately $0.25 to $0.30 per share, a forecast foreign currency drag of approximately $0.03 to $0.05 per share and a $0.05 to $0.08 per share impact from a higher blended effective income tax rate. Excluding these impacts at their midpoint estimates, estimated earnings per share in 2019 would increase in a range of 20% to 24% compared to 2018.

•
Due primarily to the impact of the recent decision to discontinue Ohio consumer lending as described above, the Company is providing quarterly guidance for third quarter 2019. Adjusted diluted earnings per share is expected to be in the range of $0.80 to $0.85, reflecting an expected decrease in third quarter consumer lending revenues of approximately 85% compared to the prior-year quarter. The Company expects the incremental decline in consumer lending revenues to be substantially offset by additional growth in core pawn revenues, including fourth quarter Latin America retail sales in particular.

•
The earnings guidance for full-year and third quarter 2019 is presented on a non-GAAP basis, as it does not include merger and other acquisition expenses, certain non-cash foreign currency exchange gains and losses and non-recurring consumer lending wind-down costs. Estimated GAAP basis full-year 2019 diluted earnings per share represents an increase of 11% to 16% over the prior-year GAAP basis diluted earnings per share of $3.41.

•	The estimate of expected earnings per share for 2019 includes the following assumptions:

◦
An anticipated earnings drag of approximately $0.25 to $0.30 per share during 2019 primarily due to the wind-down of unsecured consumer loan products in Ohio and further strategic reductions in consumer lending operations outside of Ohio. The Company is currently modeling total consumer lending revenues for 2019 to be approximately $20 million, which represents an estimated 65% reduction compared to 2018 consumer lending revenues.

◦
Given continued volatility, the Company continues to use an estimated average foreign currency exchange rate of 20.0 Mexican pesos / U.S. dollar for the remainder of 2019 compared to the average exchange rate of 19.2 Mexican pesos / U.S. dollar for 2018. The projected change in the exchange rate represents an earnings headwind of approximately $0.03 to $0.05 per share for 2019 when compared to 2018 results. Each full Mexican peso change in the exchange rate to the U.S. dollar represents approximately $0.10 to $0.12 per share of annualized earnings impact.

◦
The effective income tax rate is expected to range from 27.0% to 27.5% for 2019. This represents an increase over the 2018 effective rate of 26.1% (adjusted for the $1.5 million non-recurring tax benefit recognized in 2018 as a result of the Tax Cuts and Jobs Act) due in part to the increasing share of earnings from Latin America, where corporate tax rates are higher, and an increase in certain non-deductible expenses resulting from the Tax Cuts and Jobs Act, which combined, represents an additional earnings headwind of approximately $0.05 to $0.08 per share as compared to 2018 results.

◦
Plans to open a total of approximately 80 to 85 new full-service pawn stores in 2019 in Latin America, which includes targeted openings of 57 to 62 stores in Mexico, 15 stores in Guatemala and eight stores in Colombia. The increased number of projected store openings in 2019 combined with the first half front-loading of new store openings will cause an expected additional drag to earnings of approximately $0.02 to $0.03 per share compared to last year. The Company expects to complete additional acquisitions in 2019, primarily in Latin America, which are not reflected in the guidance.

Additional Commentary and Analysis

Mr. Wessel further commented, “FirstCash had another record quarter, posting record revenues and generating diluted earnings per share growth of 13% on a GAAP basis and 17% on an adjusted non-GAAP basis. The earnings growth was driven by exceptional revenue growth in Latin America and continued margin improvements in the core pawn business in the U.S.

“In Latin America, second quarter revenues grew by 27% (26% on a constant currency basis), which represents the highest quarterly growth rate in over seven years. Importantly, pawn receivables at June 30 increased 40%, or 35% on a constant currency basis, over the prior year, which is historically a leading indicator of future revenue growth. The growth in pawn receivables was primarily driven by the significant store additions that totaled 420 over the past twelve months and the impressive 14% growth, 10% on a constant currency basis, in same-store pawn loans.

“The Company’s new store openings in Latin America continued at a record pace and we plan to complete the majority of the expected openings of 80 to 85 new locations by early fall, which will allow undivided operational focus on the important fourth quarter sales season. We remain excited about the de novo store opening opportunities in the newer markets of Colombia and Guatemala and are encouraged about the early results from most locations in these markets.

“Acquisition activity remains strong in Mexico as well, with the addition of 40 stores this quarter and 158 stores year-to-date. All of the acquired locations this year are franchised Prendamex locations where we continue to see significant opportunities to enhance their retail operations and increase overall revenues and profitability by integrating them onto the First Pawn IT platform and training personnel in FirstCash operating best practices. As an example, for the initial set of 126 Prendamex stores acquired in early 2018 and which entered the comp base for the first time this quarter, second quarter 2019 revenues increased over 100% compared to last year, primarily from increased retail sales, while pawn loans outstanding increased by over 40% year-over-year.

“Turning to the U.S., our results were also extremely encouraging as we posted positive growth in core revenues and gross profit, including a 2% increase in same-store pawn fees and 5% increase in retail gross profit. We continue to realize further store expense savings, primarily from optimizing labor costs and reducing technology expenses in the legacy Cash America stores, where we continue to believe there are still additional margin expansion opportunities.

“As previously announced, and in conjunction with the change in law in Ohio, we discontinued all non-secured consumer lending products in Ohio and closed 52 Cashland stores that were primarily focused on unsecured consumer lending products. We will continue to operate 61 Cashland stores in Ohio that have larger pawn operations where we believe there is an opportunity to grow our pawn business as customers look for alternatives to traditional unsecured consumer lending products. Additionally, we operate six large format Cash America stores in Ohio that we believe should benefit from the change in law as well.

“The Company continues to maintain a strong balance sheet and cash flows. The majority of our store and asset growth continues to be funded primarily with operating cash flows and net leverage remains low at less than two times adjusted EBITDA. We continue to prioritize acquisitions and store investment opportunities while still repurchasing stock at what we believe are attractive prices. Year-to-date, we have committed over $35 million for acquisitions and repurchased 671,000 shares at a total cost of $59 million and an average price per share of $88.62. Additionally, this year we are on pace to pay dividends to shareholders of approximately $43 million.

“We are confident in our business model and growth opportunities both in Latin America and the U.S. and intend to use our free cash flow to continue to build new stores, pursue strategic acquisitions, repurchase shares and pay dividends. As a result, we believe that we are well positioned to continue to increase shareholder value over time,” concluded Mr. Wessel, chief executive officer.

About FirstCash

FirstCash is the leading international operator of pawn stores with more than 2,600 retail pawn locations in 24 U.S. states and the District of Columbia and in Latin America, which includes all the states in Mexico and the countries of Guatemala, El Salvador and Colombia. The Company employs approximately 21,000 people between the U.S. and Latin America. FirstCash focuses on serving cash and credit constrained consumers primarily through its retail pawn locations, which buy and sell a wide variety of jewelry, consumer electronics, tools, household appliances, sporting goods, musical instruments and other merchandise, and make small non-recourse pawn loans secured by pledged personal property.

FirstCash is a component company in both the Standard & Poor’s SmallCap 600 Index® and the Russell 2000 Index®. FirstCash’s common stock (ticker symbol “FCFS”) is traded on the Nasdaq, the creator of the world’s first electronic stock market. For additional information regarding FirstCash and the services it provides, visit FirstCash’s websites located at http://www.firstcash.com and http://www.cashamerica.com.

Forward-Looking Information

This release contains forward-looking statements about the business, financial condition and prospects of FirstCash, Inc. and its wholly owned subsidiaries (together, the “Company”). Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “outlook,” “believes,” “projects,” “expects,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations and future plans. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties.

While the Company believes the expectations reflected in forward-looking statements are reasonable, there can be no assurances such expectations will prove to be accurate. Security holders are cautioned such forward-looking statements involve risks and uncertainties. Certain factors may cause results to differ materially from those anticipated by the forward-looking statements made in this release. Such factors may include, without limitation, the risks, uncertainties and regulatory developments discussed and described in the Company’s 2018 annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 5, 2019, including the risks described in Part 1, Item 1A, “Risk Factors” thereof, and other reports filed subsequently by the Company with the SEC. Many of these risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. The forward-looking statements contained in this release speak only as of the date of this release, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

FIRSTCASH, INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Revenue:
Retail merchandise sales	$278,754	$255,742	$562,995	$525,583
Pawn loan fees	136,923	123,012	278,115	252,805
Wholesale scrap jewelry sales	24,981	27,475	56,691	62,200
Consumer loan and credit services fees	5,356	13,743	15,817	29,184
Total revenue	446,014	419,972	913,618	869,772

Cost of revenue:
Cost of retail merchandise sold	176,272	163,574	355,621	338,071
Cost of wholesale scrap jewelry sold	23,934	24,076	54,287	56,571
Consumer loan and credit services loss provision	1,503	3,894	3,606	7,621
Total cost of revenue	201,709	191,544	413,514	402,263

Net revenue	244,305	228,428	500,104	467,509

Expenses and other income:
Store operating expenses (1)	148,347	138,043	295,199	276,391
Administrative expenses	31,696	29,720	63,850	57,722
Depreciation and amortization	10,510	10,952	20,384	22,235
Interest expense	8,548	6,529	16,918	12,727
Interest income	(155)	(740)	(359)	(1,721)
Merger and other acquisition expenses	556	2,113	705	2,352
Gain on foreign exchange (1)	(483)	(460)	(722)	(247)
Total expenses and other income	199,019	186,157	395,975	369,459

Income before income taxes	45,286	42,271	104,129	98,050

Provision for income taxes	12,238	12,100	28,426	26,244

Net income	$33,048	$30,171	$75,703	$71,806

Earnings per share:
Basic	$0.77	$0.67	$1.75	$1.57
Diluted	$0.76	$0.67	$1.74	$1.57

Weighted-average shares outstanding:
Basic	43,081	44,942	43,298	45,680
Diluted	43,256	45,043	43,456	45,757

Dividends declared per common share	$0.25	$0.22	$0.50	$0.44

(1)
The gain on foreign exchange of $0.5 million and $0.2 million for the three and six months ended June 30, 2018, respectively, was reclassified on the consolidated statements of income in order to conform with the presentation for the three and six months ended June 30, 2019. The gain on foreign exchange was reclassified from store operating expenses and reported separately on the consolidated statements of income.

FIRSTCASH, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	June 30,		December 31,
	2019	2018	2018
ASSETS
Cash and cash equivalents	$67,012	$83,127	$71,793
Fees and service charges receivable	46,991	42,920	45,430
Pawn loans	375,167	348,295	362,941
Consumer loans, net	3,850	17,256	15,902
Inventories	266,440	249,689	275,130
Income taxes receivable	1,041	486	1,379
Prepaid expenses and other current assets	9,590	19,913	17,317
Total current assets	770,091	761,686	789,892

Property and equipment, net	290,725	236,434	251,645
Operating lease right of use asset (1)	293,357	—	—
Goodwill	940,653	857,070	917,419
Intangible assets, net	87,200	89,962	88,140
Other assets	10,890	52,193	49,238
Deferred tax assets	11,570	12,295	11,640
Total assets	$2,404,486	$2,009,640	$2,107,974

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$71,410	$79,961	$96,928
Customer deposits	40,665	34,300	35,368
Income taxes payable	317	3,207	749
Lease liability, current (1)	84,513	—	—
Total current liabilities	196,905	117,468	133,045

Revolving unsecured credit facility	340,000	221,500	295,000
Senior unsecured notes	296,222	295,560	295,887
Deferred tax liabilities	60,069	51,011	54,854
Lease liability, non-current (1)	184,348	—	—
Other liabilities	—	14,057	11,084
Total liabilities	1,077,544	699,596	789,870

Stockholders’ equity:
Preferred stock	—	—	—
Common stock	493	493	493
Additional paid-in capital	1,227,478	1,221,572	1,224,608
Retained earnings	660,845	546,097	606,810
Accumulated other comprehensive loss	(103,932)	(114,668)	(113,117)
Common stock held in treasury, at cost	(457,942)	(343,450)	(400,690)
Total stockholders’ equity	1,326,942	1,310,044	1,318,104
Total liabilities and stockholders’ equity	$2,404,486	$2,009,640	$2,107,974

(1)
The Company adopted ASC 842 prospectively as of January 1, 2019, using the transition method that required prospective application from the adoption date. As a result of the transition method used, ASC 842 was not applied to periods prior to adoption and the adoption of ASC 842 had no impact on the Company’s comparative prior periods presented.

FIRSTCASH, INC.
OPERATING INFORMATION
(UNAUDITED)

The Company’s reportable segments are as follows:

•	Latin America operations - Includes all pawn and consumer loan operations in Latin America, which includes operations in Mexico, Guatemala, El Salvador and Colombia.

•	U.S. operations - Includes all pawn and consumer loan operations in the U.S.

The Company provides revenues, cost of revenues, store operating expenses, pre-tax operating income and earning assets by segment. Store operating expenses include salary and benefit expense of store-level employees, occupancy costs, bank charges, security, insurance, utilities, supplies and other costs incurred by the stores.

Latin America Operations Segment Results

The Company’s management reviews and analyzes certain operating results in Latin America on a constant currency basis because the Company believes this better represents the Company’s underlying business trends. Constant currency results are non-GAAP financial measures, which exclude the effects of foreign currency translation and are calculated by translating current-year results at prior-year average exchange rates. The scrap jewelry generated in Latin America is sold and settled in U.S. dollars, and therefore wholesale scrap jewelry sales revenue is not affected by foreign currency translation. A small percentage of the operating and administrative expenses in Latin America are also billed and paid in U.S. dollars, which are not affected by foreign currency translation. Amounts presented on a constant currency basis are denoted as such. See the “Constant Currency Results” section below for additional discussion of constant currency results.

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table details earning assets, which consist of pawn loans, inventories and consumer loans, net as well as other earning asset metrics of the Latin America operations segment as of June 30, 2019 as compared to June 30, 2018 (dollars in thousands, except as otherwise noted):

				Constant Currency Basis
				As of
				June 30,	Increase /
	As of June 30,		Increase /	2019	(Decrease)
	2019	2018	(Decrease)	(Non-GAAP)	(Non-GAAP)
Latin America Operations Segment
Earning assets:
Pawn loans	$112,811	$80,709	40%	$109,152	35%
Inventories	93,565	65,158	44%	90,507	39%
Consumer loans, net (1)	—	147	(100)%	—	(100)%
	$206,376	$146,014	41%	$199,659	37%

Average outstanding pawn loan amount (in ones)	$69	$62	11%	$66	6%

Composition of pawn collateral:
General merchandise	73%	79%
Jewelry	27%	21%
	100%	100%

Composition of inventories:
General merchandise	74%	75%
Jewelry	26%	25%
	100%	100%

Percentage of inventory aged greater than one year	1%	1%

(1)	The Company discontinued offering an unsecured consumer loan product in Latin America effective June 30, 2018.

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income of the Latin America operations segment for the three months ended June 30, 2019 as compared to the three months ended June 30, 2018 (dollars in thousands):

				Constant Currency Basis
				Three Months
				Ended
	Three Months Ended			June 30,	Increase /
	June 30,		Increase /	2019	(Decrease)
	2019	2018	(Decrease)	(Non-GAAP)	(Non-GAAP)
Latin America Operations Segment
Revenue:
Retail merchandise sales	$109,836	$89,301	23%	$108,622	22%
Pawn loan fees	46,797	35,187	33%	46,277	32%
Wholesale scrap jewelry sales	9,193	5,342	72%	9,193	72%
Consumer loan fees	—	342	(100)%	—	(100)%
Total revenue	165,826	130,172	27%	164,092	26%

Cost of revenue:
Cost of retail merchandise sold	71,610	58,302	23%	70,828	21%
Cost of wholesale scrap jewelry sold	9,081	5,121	77%	8,984	75%
Consumer loan loss provision	—	84	(100)%	—	(100)%
Total cost of revenue	80,691	63,507	27%	79,812	26%

Net revenue	85,135	66,665	28%	84,280	26%

Segment expenses:
Store operating expenses (1)	45,338	34,418	32%	44,927	31%
Depreciation and amortization	3,579	2,740	31%	3,550	30%
Total segment expenses	48,917	37,158	32%	48,477	30%

Segment pre-tax operating income	$36,218	$29,507	23%	$35,803	21%

(1)
The gain on foreign exchange for the Latin America operations segment of $0.5 million for the three months ended June 30, 2018 was reclassified on the consolidated statements of income in order to conform with the presentation for the three months ended June 30, 2019. The gain on foreign exchange was reclassified from store operating expenses and reported separately on the consolidated statements of income.

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income of the Latin America operations segment for the six months ended June 30, 2019 as compared to the six months ended June 30, 2018 (dollars in thousands):

				Constant Currency Basis
				Six Months
				Ended
	Six Months Ended			June 30,	Increase /
	June 30,		Increase /	2019	(Decrease)
	2019	2018	(Decrease)	(Non-GAAP)	(Non-GAAP)
Latin America Operations Segment
Revenue:
Retail merchandise sales	$207,262	$173,090	20%	$208,658	21%
Pawn loan fees	90,113	68,738	31%	90,713	32%
Wholesale scrap jewelry sales	18,118	10,610	71%	18,118	71%
Consumer loan fees	—	744	(100)%	—	(100)%
Total revenue	315,493	253,182	25%	317,489	25%

Cost of revenue:
Cost of retail merchandise sold	133,215	112,183	19%	134,123	20%
Cost of wholesale scrap jewelry sold	18,164	9,963	82%	18,280	83%
Consumer loan loss provision	—	167	(100)%	—	(100)%
Total cost of revenue	151,379	122,313	24%	152,403	25%

Net revenue	164,114	130,869	25%	165,086	26%

Segment expenses:
Store operating expenses (1)	88,306	68,383	29%	88,948	30%
Depreciation and amortization	6,884	5,449	26%	6,938	27%
Total segment expenses	95,190	73,832	29%	95,886	30%

Segment pre-tax operating income	$68,924	$57,037	21%	$69,200	21%

(1)
The gain on foreign exchange for the Latin America operations segment of $0.2 million for the six months ended June 30, 2018 was reclassified on the consolidated statements of income in order to conform with the presentation for the six months ended June 30, 2019. The gain on foreign exchange was reclassified from store operating expenses and reported separately on the consolidated statements of income.

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

U.S. Operations Segment Results

The following table details earning assets, which consist of pawn loans, inventories and consumer loans, net as well as other earning asset metrics of the U.S. operations segment as of June 30, 2019 as compared to June 30, 2018 (dollars in thousands, except as otherwise noted):

	As of June 30,		Increase /
	2019	2018	(Decrease)
U.S. Operations Segment
Earning assets:
Pawn loans	$262,356	$267,586	(2)%
Inventories	172,875	184,531	(6)%
Consumer loans, net (1)	3,850	17,109	(77)%
	$439,081	$469,226	(6)%

Average outstanding pawn loan amount (in ones)	$166	$160	4%

Composition of pawn collateral:
General merchandise	37%	37%
Jewelry	63%	63%
	100%	100%

Composition of inventories:
General merchandise	44%	41%
Jewelry	56%	59%
	100%	100%

Percentage of inventory aged greater than one year	4%	4%

(1)
The Company ceased offering unsecured consumer lending and credit services products in all 119 Ohio locations on April 26, 2019 and closed 52 Ohio locations during the second quarter of 2019. See “Consumer Lending Contraction and Ohio Wind-Down Costs” for further discussion.

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income of the U.S. operations segment for the three months ended June 30, 2019 as compared to the three months ended June 30, 2018 (dollars in thousands):

	Three Months Ended
	June 30,		Increase /
	2019	2018	(Decrease)
U.S. Operations Segment
Revenue:
Retail merchandise sales	$168,918	$166,441	1%
Pawn loan fees	90,126	87,825	3%
Wholesale scrap jewelry sales	15,788	22,133	(29)%
Consumer loan and credit services fees	5,356	13,401	(60)%
Total revenue	280,188	289,800	(3)%

Cost of revenue:
Cost of retail merchandise sold	104,662	105,272	(1)%
Cost of wholesale scrap jewelry sold	14,853	18,955	(22)%
Consumer loan and credit services loss provision	1,503	3,810	(61)%
Total cost of revenue	121,018	128,037	(5)%

Net revenue	159,170	161,763	(2)%

Segment expenses:
Store operating expenses	103,009	103,625	(1)%
Depreciation and amortization	5,269	5,037	5%
Total segment expenses	108,278	108,662	—%

Segment pre-tax operating income	$50,892	$53,101	(4)%

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income of the U.S. operations segment for the six months ended June 30, 2019 as compared to the six months ended June 30, 2018 (dollars in thousands):

	Six Months Ended
	June 30,		Increase /
	2019	2018	(Decrease)
U.S. Operations Segment
Revenue:
Retail merchandise sales	$355,733	$352,493	1%
Pawn loan fees	188,002	184,067	2%
Wholesale scrap jewelry sales	38,573	51,590	(25)%
Consumer loan and credit services fees	15,817	28,440	(44)%
Total revenue	598,125	616,590	(3)%

Cost of revenue:
Cost of retail merchandise sold	222,406	225,888	(2)%
Cost of wholesale scrap jewelry sold	36,123	46,608	(22)%
Consumer loan and credit services loss provision	3,606	7,454	(52)%
Total cost of revenue	262,135	279,950	(6)%

Net revenue	335,990	336,640	—%

Segment expenses:
Store operating expenses	206,893	208,008	(1)%
Depreciation and amortization	10,314	10,592	(3)%
Total segment expenses	217,207	218,600	(1)%

Segment pre-tax operating income	$118,783	$118,040	1%

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Consolidated Results of Operations

The following table reconciles pre-tax operating income of the Company’s Latin America operations segment and U.S. operations segment discussed above to consolidated net income (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Consolidated Results of Operations
Segment pre-tax operating income:
Latin America operations segment pre-tax operating income (1)	$36,218	$29,507	$68,924	$57,037
U.S. operations segment pre-tax operating income	50,892	53,101	118,783	118,040
Consolidated segment pre-tax operating income	87,110	82,608	187,707	175,077

Corporate expenses and other income:
Administrative expenses	31,696	29,720	63,850	57,722
Depreciation and amortization	1,662	3,175	3,186	6,194
Interest expense	8,548	6,529	16,918	12,727
Interest income	(155)	(740)	(359)	(1,721)
Merger and other acquisition expenses	556	2,113	705	2,352
Gain on foreign exchange (1)	(483)	(460)	(722)	(247)
Total corporate expenses and other income	41,824	40,337	83,578	77,027

Income before income taxes	45,286	42,271	104,129	98,050

Provision for income taxes	12,238	12,100	28,426	26,244

Net income	$33,048	$30,171	$75,703	$71,806

(1)
The gain on foreign exchange for the Latin America operations segment of $0.5 million and $0.2 million for the three and six months ended June 30, 2018 was reclassified on the consolidated statements of income in order to conform with the presentation for the three and six months ended June 30, 2019. The gain on foreign exchange was reclassified from store operating expenses and reported separately on the consolidated statements of income.

FIRSTCASH, INC.
STORE COUNT ACTIVITY

The following table details store count activity for the three months ended June 30, 2019:

		Consumer
	Pawn	Loan	Total
	Locations (1)	Locations	Locations
Latin America operations segment:
Total locations, beginning of period	1,530	—	1,530
New locations opened	23	—	23
Locations acquired	40	—	40
Locations closed or consolidated	(1)	—	(1)
Total locations, end of period	1,592	—	1,592

U.S. operations segment:
Total locations, beginning of period	1,085	15	1,100
Locations acquired	10	—	10
Locations closed or consolidated (2)	(47)	(9)	(56)
Total locations, end of period	1,048	6	1,054

Total:
Total locations, beginning of period	2,615	15	2,630
New locations opened	23	—	23
Locations acquired	50	—	50
Locations closed or consolidated (2)	(48)	(9)	(57)
Total locations, end of period	2,640	6	2,646

(1)
At June 30, 2019, 75 of the U.S. pawn stores, primarily located in Texas, also offered consumer loans and/or credit services primarily as an ancillary product. This compares to 307 U.S. pawn locations which offered such products as of June 30, 2018.

(2)	Includes the closing of 52 Ohio locations primarily focused on consumer lending products. See “Consumer Lending Contraction and Ohio Wind-Down Costs” for additional discussion of these store closings.

FIRSTCASH, INC.
STORE COUNT ACTIVITY (CONTINUED)

The following table details store count activity for the six months ended June 30, 2019:

		Consumer
	Pawn	Loan	Total
	Locations (1)	Locations	Locations
Latin America operations segment:
Total locations, beginning of period	1,379	—	1,379
New locations opened	59	—	59
Locations acquired	158	—	158
Locations closed or consolidated	(4)	—	(4)
Total locations, end of period	1,592	—	1,592

U.S. operations segment:
Total locations, beginning of period	1,077	17	1,094
Locations acquired	20	—	20
Locations closed or consolidated (2)	(49)	(11)	(60)
Total locations, end of period	1,048	6	1,054

Total:
Total locations, beginning of period	2,456	17	2,473
New locations opened	59	—	59
Locations acquired	178	—	178
Locations closed or consolidated (2)	(53)	(11)	(64)
Total locations, end of period	2,640	6	2,646

(1)
At June 30, 2019, 75 of the U.S. pawn stores, primarily located in Texas, also offered consumer loans and/or credit services primarily as an ancillary product. This compares to 307 U.S. pawn locations which offered such products as of June 30, 2018.

(2)
Includes the closing of 52 Ohio locations and two other locations outside of Ohio primarily focused on consumer lending products. See “Consumer Lending Contraction and Ohio Wind-Down Costs” for additional discussion of these store closings.

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(UNAUDITED)

The Company uses certain financial calculations such as adjusted net income, adjusted diluted earnings per share, EBITDA, adjusted EBITDA, free cash flow, adjusted free cash flow, constant currency results, return on tangible assets and return on tangible equity as factors in the measurement and evaluation of the Company’s operating performance and period-over-period growth. The Company derives these financial calculations on the basis of methodologies other than generally accepted accounting principles (“GAAP”), primarily by excluding from a comparable GAAP measure certain items the Company does not consider to be representative of its actual operating performance. These financial calculations are “non-GAAP financial measures” as defined in SEC rules. The Company uses these non-GAAP financial measures in operating its business because management believes they are less susceptible to variances in actual operating performance that can result from the excluded items, other infrequent charges and currency fluctuations. The Company presents these financial measures to investors because management believes they are useful to investors in evaluating the primary factors that drive the Company’s core operating performance and because management believes they provide greater transparency into the Company’s results of operations. However, items that are excluded and other adjustments and assumptions that are made in calculating these non-GAAP financial measures are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are thus susceptible to varying calculations, the non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures of other companies.

While acquisitions are an important part of the Company’s overall strategy, the Company has adjusted the applicable financial calculations to exclude merger and other acquisition expenses to allow more accurate comparisons of the financial results to prior periods and because the Company does not consider these merger and other acquisition expenses to be related to the organic operations of the acquired businesses or its continuing operations and such expenses are generally not relevant to assessing or estimating the long-term performance of the acquired businesses. The Company believes that providing adjusted non-GAAP measures, which exclude these items, allows management and investors to consider the ongoing operations of the business both with, and without, such expenses. Merger and other acquisition expenses include incremental costs directly associated with merger and acquisition activities, including professional fees, legal expenses, severance, retention and other employee-related costs, contract breakage costs and costs related to the consolidation of technology systems and corporate facilities, among others.

The Company has certain leases in Mexico which are denominated in U.S. dollars. The lease liability of these U.S. dollar denominated leases, which is considered a monetary liability, is remeasured into Mexican pesos using current period exchange rates which results in the recognition of foreign currency exchange gains or losses. The Company has adjusted the applicable financial measures to exclude these remeasurement gains or losses because they are non-cash, non-operating items that could create volatility in the Company’s consolidated results of operations due to the magnitude of the end of period lease liability being remeasured and to improve comparability of current periods presented with prior periods due to the adoption of ASC 842 on January 1, 2019.

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Adjusted Net Income, Adjusted Diluted Earnings Per Share, Return on Tangible Assets and Return on Tangible Equity

Management believes the presentation of adjusted net income, adjusted diluted earnings per share, return on tangible assets and return on tangible equity provides investors with greater transparency and provides a more complete understanding of the Company’s financial performance and prospects for the future by excluding items that management believes are non-operating in nature and not representative of the Company’s core operating performance of its continuing operations. In addition, management believes the adjustments shown below are useful to investors in order to allow them to compare the Company’s financial results for the current periods presented with the prior periods presented.

The following table provides a reconciliation between net income and diluted earnings per share calculated in accordance with GAAP to adjusted net income and adjusted diluted earnings per share, which are shown net of tax (in thousands, except per share amounts):

	Three Months Ended June 30,				Six Months Ended June 30,
	2019		2018		2019		2018
	In Thousands	Per Share	In Thousands	Per Share	In Thousands	Per Share	In Thousands	Per Share
Net income and diluted earnings per share, as reported	$33,048	$0.76	$30,171	$0.67	$75,703	$1.74	$71,806	$1.57
Adjustments, net of tax:
Merger and other acquisition expenses	426	0.01	1,512	0.03	530	0.01	1,696	0.04
Non-cash foreign currency gain related to lease liability	(136)	—	—	—	(374)	(0.01)	—	—
Ohio consumer lending wind-down costs	1,959	0.05	—	—	1,959	0.05	—	—
Adjusted net income and diluted earnings per share	$35,297	$0.82	$31,683	$0.70	$77,818	$1.79	$73,502	$1.61

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

The following tables provide a reconciliation of the gross amounts, the impact of income taxes and the net amounts for the adjustments included in the table above (in thousands):

	Three Months Ended June 30,
	2019			2018
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Merger and other acquisition expenses	$556	$130	$426	$2,113	$601	$1,512
Non-cash foreign currency gain related to lease liability	(195)	(59)	(136)	—	—	—
Ohio consumer lending wind-down costs	2,544	585	1,959	—	—	—
Total adjustments	$2,905	$656	$2,249	$2,113	$601	$1,512

	Six Months Ended June 30,
	2019			2018
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Merger and other acquisition expenses	$705	$175	$530	$2,352	$656	$1,696
Non-cash foreign currency gain related to lease liability	(535)	(161)	(374)	—	—	—
Ohio consumer lending wind-down costs	2,544	585	1,959	—	—	—
Total adjustments	$2,714	$599	$2,115	$2,352	$656	$1,696

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

The following table provides a calculation of return on tangible assets and return on tangible equity (dollars in thousands):

	June 30,
	2019	2018
Return on tangible assets calculation:
Average total assets	$2,194,873	$2,062,433
Adjustments:
Average goodwill	(910,847)	(841,145)
Average intangible assets, net	(88,402)	(94,040)
Average operating lease right of use asset	(118,305)	—
Average tangible assets	$1,077,319	$1,127,248
Net income for the trailing twelve months	$157,103	$167,814
Return on tangible assets	15%	15%

Return on tangible equity calculation:
Average stockholders’ equity	$1,319,047	$1,433,755
Adjustments:
Average goodwill	(910,847)	(841,145)
Average intangible assets, net	(88,402)	(94,040)
Average tangible equity	$319,798	$498,570
Net income for the trailing twelve months	$157,103	$167,814
Return on tangible equity	49%	34%

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

The following table provides a calculation of segment pre-tax operating income excluding contribution from consumer lending operations and Ohio store closures (“Adjusted Segment Pre-tax Operating Income”) (dollars in thousands):

	Three Months Ended
	June 30,		Increase /
	2019	2018	(Decrease)
U.S. Operations Segment:
Segment pre-tax operating income	$50,892	$53,101	(4)%
Contribution from consumer lending operations and Ohio store closures	(1,290)	(5,842)	(78)%
Adjusted segment pre-tax operating income	$49,602	$47,259	5%

	Six Months Ended
	June 30,		Increase /
	2019	2018	(Decrease)
U.S. Operations Segment:
Segment pre-tax operating income	$118,783	$118,040	1%
Contribution from consumer lending operations and Ohio store closures	(6,863)	(13,206)	(48)%
Adjusted segment pre-tax operating income	$111,920	$104,834	7%

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

The Company defines EBITDA as net income before income taxes, depreciation and amortization, interest expense and interest income and adjusted EBITDA as EBITDA adjusted for certain items as listed below that management considers to be non-operating in nature and not representative of its actual operating performance. The Company believes EBITDA and adjusted EBITDA are commonly used by investors to assess a company’s financial performance, and adjusted EBITDA is used in the calculation of the net debt ratio as defined in the Company’s senior unsecured notes covenants. The following table provides a reconciliation of net income to EBITDA and adjusted EBITDA (dollars in thousands):

					Trailing Twelve
	Three Months Ended		Six Months Ended		Months Ended
	June 30,		June 30,		June 30,
	2019	2018	2019	2018	2019		2018
Net income	$33,048	$30,171	$75,703	$71,806		$157,103		$167,814
Income taxes	12,238	12,100	28,426	26,244		54,285		28,838
Depreciation and amortization	10,510	10,952	20,384	22,235		41,110		48,536
Interest expense	8,548	6,529	16,918	12,727		33,364		25,064
Interest income	(155)	(740)	(359)	(1,721)		(1,082)		(2,598)
EBITDA	64,189	59,012	141,072	131,291		284,780		267,654
Adjustments:
Merger and other acquisition expenses	556	2,113	705	2,352		5,996		9,161
Non-cash foreign currency gain related to lease liability	(195)	—	(535)	—		(535)		—
Ohio consumer lending wind-down costs	2,544	—	2,544	—		2,544		—
Asset impairments related to consumer loan operations	—	—	—	—		1,514		—
Loss on extinguishment of debt	—	—	—	—		—		20
Adjusted EBITDA	$67,094	$61,125	$143,786	$133,643		$294,299		$276,835

Net debt ratio calculation:
Total debt (outstanding principal)						$640,000		$521,500
Less: cash and cash equivalents						(67,012)		(83,127)
Net debt						$572,988		$438,373
Adjusted EBITDA						$294,299		$276,835
Net debt ratio (net debt divided by adjusted EBITDA)					1.9	:1	1.6	:1

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Free Cash Flow and Adjusted Free Cash Flow

For purposes of its internal liquidity assessments, the Company considers free cash flow and adjusted free cash flow. The Company defines free cash flow as cash flow from operating activities less purchases of furniture, fixtures, equipment and improvements and net fundings/repayments of pawn and consumer loans, which are considered to be operating in nature by the Company but are included in cash flow from investing activities. Adjusted free cash flow is defined as free cash flow adjusted for merger and other acquisition expenses paid that management considers to be non-operating in nature.

The Company previously included store real property purchases as a component of purchases of property and equipment. Management considers the store real property purchases to be discretionary in nature and not required to operate or grow its pawn operations. To further enhance transparency of these distinct items, the Company now reports purchases of store real property and purchases of furniture, fixtures, equipment and improvements separately on the consolidated statements of cash flows. As a result, the current definitions of free cash flow and adjusted free cash flow differ from prior period definitions as they now exclude discretionary purchases of store real property and the Company has retrospectively applied the current definitions to prior-period results.

Free cash flow and adjusted free cash flow are commonly used by investors as an additional measure of cash generated by business operations that may be used to repay scheduled debt maturities and debt service or, following payment of such debt obligations and other non-discretionary items, may be available to invest in future growth through new business development activities or acquisitions, repurchase stock, pay cash dividends or repay debt obligations prior to their maturities. These metrics can also be used to evaluate the Company’s ability to generate cash flow from business operations and the impact that this cash flow has on the Company’s liquidity. However, free cash flow and adjusted free cash flow have limitations as analytical tools and should not be considered in isolation or as a substitute for cash flow from operating activities or other income statement data prepared in accordance with GAAP. The following table reconciles cash flow from operating activities to free cash flow and adjusted free cash flow (in thousands):

					Trailing Twelve
	Three Months Ended		Six Months Ended		Months Ended
	June 30,		June 30,		June 30,
	2019	2018	2019	2018	2019	2018
Cash flow from operating activities	$34,276	$28,651	$105,973	$119,967	$229,435	$237,511
Cash flow from investing activities:
Loan receivables, net of cash repayments	(22,642)	(25,307)	19,574	30,913	(1,214)	37,685
Purchases of furniture, fixtures, equipment and improvements	(13,246)	(9,080)	(22,904)	(14,468)	(44,113)	(27,684)
Free cash flow	(1,612)	(5,736)	102,643	136,412	184,108	247,512
Merger and other acquisition expenses paid, net of tax benefit	426	1,531	530	3,099	4,503	6,213
Adjusted free cash flow (1)	$(1,186)	$(4,205)	$103,173	$139,511	$188,611	$253,725

(1)
The six months and trailing twelve months ended June 30, 2019 include the impact of accelerated loan growth in Latin America and store expansion activities, while the prior-year comparative periods included a $21 million cash inflow from a non-recurring tax refund related to the merger and larger than normal cash inflows related to the liquidation of excess inventories in the legacy Cash America stores.

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Constant Currency Results

The Company’s reporting currency is the U.S. dollar. However, certain performance metrics discussed in this release are presented on a “constant currency” basis, which is considered a non-GAAP financial measure. The Company’s management uses constant currency results to evaluate operating results of business operations in Latin America, which are primarily transacted in local currencies.

The Company believes constant currency results provide investors with valuable supplemental information regarding the underlying performance of its business operations in Latin America, consistent with how the Company’s management evaluates such performance and operating results. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in local currencies using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons. Business operations in Mexico, Guatemala and Colombia are transacted in Mexican pesos, Guatemalan quetzales and Colombian pesos, respectively. The Company also has operations in El Salvador where the reporting and functional currency is the U.S. dollar. See the Latin America operations segment tables elsewhere in this release for an additional reconciliation of certain constant currency amounts to as reported GAAP amounts.

The following table provides exchange rates for the Mexican peso, Guatemalan quetzal and Colombian peso for the current and prior-year periods:

	June 30,		Favorable
	2019	2018	(Unfavorable)
Mexican peso / U.S. dollar exchange rate:
End-of-period	19.2	19.9	4%
Three months ended	19.1	19.4	2%
Six months ended	19.2	19.1	(1)%

Guatemalan quetzal / U.S. dollar exchange rate:
End-of-period	7.7	7.5	(3)%
Three months ended	7.7	7.4	(4)%
Six months ended	7.7	7.4	(4)%

Colombian peso / U.S. dollar exchange rate:
End-of-period	3,206	2,931	(9)%
Three months ended	3,240	2,839	(14)%
Six months ended	3,188	2,849	(12)%

For further information, please contact:
Gar Jackson
Global IR Group
Phone:     (817) 886-6998
Email:     gar@globalirgroup.com

Doug Orr, Executive Vice President and Chief Financial Officer
Phone:    (817) 258-2650
Email:     investorrelations@firstcash.com
Website:    investors.firstcash.com